Exhibit 2.4

[Certain confidential portions of this exhibit have been omitted and replaced with “[***]”. Such identified information has been excluded from this Exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.]

CLOSING AGREEMENT AND THIRD AMENDMENT TO
SHARE PURCHASE AGREEMENT

This Closing Agreement and Third Amendment to Share Purchase Agreement (“Amendment”) is made as of May 12, 2026 (the “Effective Date”) by and between Plains Midstream Luxembourg S.A R.L. (“Seller”), and Keyera Corp., an Alberta corporation (“Buyer”). All capitalized terms used but not defined in this Amendment shall have the meaning ascribed thereto in the Agreement (as defined below).

RECITALS

Buyer and Seller entered into that certain Share Purchase Agreement dated as of June 17, 2025, as amended (collectively, the “Agreement”) and in accordance with Section 12.3(a) of the Agreement, now desire to amend certain provisions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENTS

1.            Amendment to Section 2.3. Section 2.3 of the Agreement shall be deleted in its entirety and replaced with the following:

“Section 2.3     Closing Adjustment. Not later than eight (8) Business Days prior to the expected Closing Date, Seller shall deliver to Buyer a written statement (the “Pre-Closing Statement”) setting forth in reasonable detail Seller’s good-faith estimate based on information then available to Seller of Closing Working Capital (the “Estimated Closing Working Capital”), Closing Operating NGL Inventory Volume (the “Estimated Closing Operating NGL Inventory Volume”), Closing Operating NGL Inventory Adjustment Amount (the “Estimated Closing Operating NGL Inventory Adjustment Amount”), Tax Pool Adjustment Amount (the “Estimated Tax Pool Adjustment Amount”) and Capex Adjustment Amount (the “Estimated Capex Adjustment Amount”), together with reasonable supporting documents. [***] The Pre-Closing Statement shall be prepared in accordance with the adjustments, principles and methodologies set forth in Exhibit J. Buyer shall have the opportunity to review and comment on the Pre-Closing Statement, and the Parties will work together in good faith to resolve any questions, comments or disputes related to such statement; provided, however, that in the event any question, comment or dispute remains unresolved as of the Closing Date, the amounts set forth in the Post-Closing Statement provided by Seller pursuant to this Section 2.3 shall prevail, adjusted as agreed by Buyer and Seller for any questions, comments or disputes raised by Buyer. If the Estimated Closing Working Capital plus the Estimated Closing Operating NGL Inventory Adjustment Amount plus the Estimated Tax Pool Adjustment Amount plus the Estimated Capex Adjustment Amount minus [***] is (a) a positive number, the Base Purchase Price shall be increased by such amount or (b) a negative number, the Base Purchase Price shall be decreased by such amount, and at Closing, Buyer shall pay to Seller an amount equal to the Base Purchase Price as so adjusted pursuant to this sentence and Section 6.2 (the “Closing Payment”), by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by Seller in the Pre-Closing Statement.

2.            Amendment to Section 2.4(a). Section 2.4(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“(a)          Calculation of Adjustments. As promptly as practicable after the Closing Date, and in any event not later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Post-Closing Statement”) setting forth in reasonable detail Buyer’s good-faith calculation of: (i) Closing Working Capital; (ii) Closing Operating NGL Inventory Volume; (iii) Closing Operating NGL Inventory Adjustment Amount; (iv) Tax Pool Adjustment Amount; and (v) Capex Adjustment Amount. [***] To the extent not in the possession of Buyer, Seller shall provide Buyer and its Representatives reasonable access during normal business hours to such employees and such books and records of Seller and its Affiliates as are reasonably requested by Buyer to allow it and its Representatives to prepare the Post-Closing Statement. Buyer shall provide Seller and its authorized Representatives reasonable access during normal business hours to such employees and such books and records of Buyer or the Company Group as are reasonably requested by Seller to allow it and its authorized Representatives to verify the amounts set forth in the Post-Closing Statement.”

3.            Amendment to Section 2.4(e). Section 2.4(e) of the Agreement shall be deleted in its entirety and replaced with the following:

“(e)         Payments. If the Closing Working Capital plus the Closing Operating NGL Inventory Adjustment Amount plus the Tax Pool Adjustment Amount plus the Capex Adjustment Amount (as finally determined in accordance with the provisions set forth in this Section 2.4) minus [***] exceeds the Estimated Closing Working Capital plus the Estimated Closing Operating NGL Inventory Adjustment Amount plus the Estimated Tax Pool Adjustment Amount plus the Estimated Capex Adjustment Amount minus [***] then the Base Purchase Price shall be increased by, and Buyer shall pay to Seller, the amount of such excess. If the Closing Working Capital plus the Closing Operating NGL Inventory Adjustment Amount plus the Tax Pool Adjustment Amount plus the Capex Adjustment Amount (as finally determined in accordance with the provisions set forth in this Section [***]) minus [***] is less than the Estimated Closing Working Capital plus the Estimated Closing Operating NGL Inventory Adjustment Amount plus the Estimated Tax Pool Adjustment Amount plus the Estimated Capex Adjustment Amount minus [***] then the Base Purchase Price shall be decreased by, and Seller shall pay to Buyer, the amount of such deficiency. Any payment required pursuant to this Section 2.4 shall be made within five (5) Business Days after the date the Purchase Price is deemed to be finally determined pursuant to Section 2.4(b), 2.4(c) or 2.4(d), as the case may be, and Section 6.2, shall be made by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by the Party receiving such payment.”

4.            Amendment to Section 6.4(a)(ii). Section 6.4(a)(ii) of the Agreement shall be deleted in its entirety and replaced with the following:

“(ii) (A) within sixteen (16) days following the Closing, financial accounting records including general ledger detail support for the month end immediately preceding Closing and balance sheet reconciliations for all balance sheet account balances for the month immediately preceding the month in which the Closing occurs and (B) within ten (10) days following the Closing, an extract of applicable financial accounting records, including an extract of applicable general ledger detail support for May 1st through May 11th (inclusive) of the month in which Closing occurs.”

5.            Amendment to Section 6.18 and Schedule 6.18 of the Seller Disclosure Schedules.

(a)            Section 6.18 of the Agreement shall be deleted in its entirety and replaced with the following:

“At or prior to the Closing, Seller shall terminate or cause to be terminated each Contract between any member of the Company Group, on the one hand, and Seller or any Seller Affiliate (other than a member of the Company Group), on the other hand, except for those Contracts listed in Schedule [***] of the Seller Disclosure Schedules. Seller shall use commercially reasonable efforts to cause intercompany accounts between any member of the Company Group, on the one hand, and Seller or any Seller Affiliate (other than a member of the Company Group), on the other hand (other than any accounts arising under a Contract listed in Schedule [***] of the Seller Disclosure Schedules), to be fully settled and discharged prior to or at Closing without giving rise to any Tax Liability or consequence (including by way of application or reduction of any Tax attributes) to Buyer or any member of the Company Group, including under section 80 of the Canadian Tax Act. Notwithstanding anything to the contrary in Exhibit J, any such intercompany accounts not so fully settled and discharged at or prior to the Closing Date shall be included in the calculation of the Closing Working Capital set forth in the Post-Closing Statement.”

(b)           Schedule 6.18 of the Seller Disclosure Schedules attached to the Agreement shall be deleted in its entirety and replaced with Schedule 6.18 attached to this Amendment.

6.            Amendment to Section 6.19. Section 6.19 of the Agreement shall be deleted in its entirety and replaced with the following:

“6.19 Inventory. On June 1, 2026, representatives of Seller and Buyer shall conduct a measurement of the NGL Inventory as of 7:00 a.m. local time where the applicable assets are located, in accordance with the Inventory Measurement Procedures (the “Inventory Measurement”). On the date of the Inventory Measurement, Seller and Buyer shall deliver to each other a duly executed counterpart of a NGL custody certificate, dated as of the date thereof.”

7.            Amendment to Article VI. Article VI shall be amended to add a new Section 6.28 as follows:

[***]

8.            Amendment to Article VI. Article VI shall be amended to add a new Section 6.29 as follows:

[***]

9.            Amendment to Section 8.1. Section 8.1 of the Agreement shall be deleted in its entirety and replaced with the following:

“8.1 Closing. The closing of the sale, assignment, conveyance, transfer and delivery of the Purchased Shares to Buyer and the other transactions contemplated by this Agreement (the “Closing”) shall take place electronically, or such place as the Parties may agree, on (a) May 12, 2026 or (b) any other date mutually agreed on by the Parties in writing. The date of the Closing is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed, all proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. For economic purposes, the Closing shall be deemed to have occurred at 12:01AM Mountain Time on the Closing Date.”

10.          Amendment regarding NGL Custody Certificate. Section 8.2(l) and Section 8.3(g), as well as the defined term “NGL Custody Certificate” in Exhibit A (Definitions) of the Agreement shall each be deleted in its entirety.

11.          Amendment to Section 12.4. [***]

12.          Amendment to Exhibit A (Definitions).

(a)            The definition of “Closing Operating NGL Inventory Volume” in Exhibit A (Definitions) to the Agreement shall be deleted and replaced with the following in relevant alphabetical order:

““Closing Operating NGL Inventory Volume” means the Operating NGL Inventory, as determined in accordance with Section 1(b) of the Inventory Valuation Methodology for purposes of calculating the Closing Operating NGL Inventory Adjustment Amount in the Post-Closing Statement, without giving effect to the transactions contemplated hereby and by the other Transaction Documents.”

(b)            The following defined term is added to Exhibit A (Definitions) to the Agreement in relevant alphabetical order:

[***]

13.          Amendment to Exhibit G (Form of Butane Supply Agreement).

[***]

14.          Amendment to Exhibit H-1 (Inventory Measurement Procedures).

[***]

15.          Amendment to Exhibit H-2 (Inventory Valuation Methodology).

[***]

16.            Amendment to Exhibit J (Accounting Principles).

[***]

17.            Amendment to Exhibit M (Tax Conduct Agreement).

[***]

18.            Amendment to Exhibit N (Form of Frac Spread Hedge Agreement).

[***]

MISCELLANEOUS

19.           No Other Amendment/Ratification. Except as specifically provided in this Amendment, the Agreement shall remain in full force and effect. The Parties hereby ratify and confirm the Agreement as amended hereby. All references to the Agreement shall hereafter be deemed to refer to the Agreement as amended hereby.

20.         Conflicts. If and to the extent any part of this Amendment conflicts with or is otherwise inconsistent with the Agreement, this Amendment shall control.

21.         Counterparts. This Amendment may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterparts may be executed by electronic means (including by electronic signature) and delivered by e-mail or other means of electronic transmission, and such execution and delivery shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment or caused this Amendment to be executed by their duly authorized representatives, all as of the Effective Date.

SELLER:

PLAINS MIDSTREAM LUXEMBOURG S.A.R.L.

By :	(signed) [name redacted]
Name :	[name redacted]
Title :	[title redacted]

By :	(signed) [name redacted]
Name :	[name redacted]
Title :	[title redacted]

Closing Agreement and Third Amendment to SPA

BUYER:

KEYARA CORP.

By :	(signed) [name redacted]
Name :	[name redacted]
Title :	[title redacted]

Closing Agreement and Third Amendment to SPA